Exhibit (J)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 14, 2002, relating to the financial statements and financial highlights which appears in the December 31, 2001 Annual Report to Shareholders of FAM Value Fund and FAM Equity-Income Fund each a series of Fenimore Asset Management Trust, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in such Registration Statement.



PricewaterhouseCoopers LLP

New York,  New York
April 30, 2002